Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Wag! Group Co.
(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities

Security Type	Title of Securities To Be Registered	Fee Calculation Rule	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share.	Rule 457(c) and Rule 457(h)	6,378,729 (2)	$2.58(3)	$16,457,121 (3)	0.00011020	$1,813.57
	Total Offering Amounts						$1,813.57
	Total Fee Offsets (4)						$—
	Net Fee Due						$1,813.57
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Wag! Group Co. 2022 Omnibus Incentive Plan (the “2022 Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”) of Wag! Group Co., a Delaware corporation (the “Registrant”).
(2)Represents shares of Common Stock that may be issued under the 2022 Plan consisting of 6,378,729 shares of Common Stock reserved for issuance under the 2022 Plan.
(3)Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $2.58 per share represents the average high and low sales prices of the Common stock as quoted on the Nasdaq on November 25, 2022.
(4)The Company does not have any fee offsets.